                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                               INTERVOICE, INC.
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                               INTERVOICE, INC.
- - --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     (5) Total fee paid:

- - --------------------------------------------------------------------------------

     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

- - --------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

- - --------------------------------------------------------------------------------
     (3) Filing Party:

- - --------------------------------------------------------------------------------
     (4) Date Filed:

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


                               INTERVOICE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS  75252

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 26, 1995


To the Shareholders of INTERVOICE, INC.:

      The annual meeting of shareholders of InterVoice, Inc., a Texas corporation (the "Company"), will be held on Wednesday, July 26, 1995, at 10:00 a.m., local time, at the Grand Kempinski Hotel, 15201 Dallas Parkway, Dallas, Texas, for the following purposes:

            1.   To elect the Board of Directors for the ensuing year;

            2. To consider and vote upon a proposal to approve the Company's Restricted Stock Plan; and

            3. To transact such other business as may properly come before the meeting or any adjournment thereof.

      The Board of Directors has fixed June 7, 1995 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof. Only shareholders of record at the close of business on the record date are entitled to notice of and to vote at the meeting. A complete list of such shareholders will be available for examination at the offices of the Company in Dallas, Texas, during ordinary business hours for a period of 10 days prior to the meeting.

      A record of the Company's activities during the fiscal year ended February 28, 1995 and the financial statements for such fiscal year are contained in the accompanying 1995 Annual Report. The 1995 Annual Report does not form any part of the material for the solicitation of proxies.

      All shareholders are cordially invited to attend the meeting. SHAREHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING, TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND TO RETURN IT PROMPTLY IN THE POSTAGE-PAID RETURN ENVELOPE PROVIDED. If a shareholder who has returned a proxy attends the meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the meeting.

                                           By order of the Board of Directors


                                           Daniel D. Hammond
                                           Chairman of the Board
                                           and Chief Executive Officer
Dallas, Texas
June 26, 1995

                               INTERVOICE, INC.
                            17811 WATERVIEW PARKWAY
                              DALLAS, TEXAS  75252

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY 26, 1995


                                  INTRODUCTION

      The accompanying proxy is solicited by and on behalf of the Board of Directors of the Company for use at the annual meeting of shareholders of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. The approximate date on which this proxy statement and the accompanying proxy were first sent to shareholders of the Company is June 26, 1995.

      Shares represented by valid proxies will be voted at the meeting in accordance with the directions given. If no direction is indicated, the shares will be voted for the election of the Board's nominees for director and in favor of the other proposals set forth in the foregoing notice.

      The Board of Directors is not aware of any other matter to be presented for consideration at the meeting. If any other matter is properly presented for action at the meeting, the proxy holders will vote the proxies in accordance with their best judgment in such matters. The proxy holders may also, if it is deemed to be advisable, vote such proxy to adjourn the meeting from time to time.

      Any shareholder of the Company returning a proxy has the right to revoke the proxy at any time before it is exercised by giving written notice of such revocation to the Company addressed to Daniel D. Hammond, Chairman of the Board and Chief Executive Officer, InterVoice, Inc., 17811 Waterview Parkway, Dallas, Texas 75252; however, no such revocation shall be effective until such notice of revocation has been received by the Company at or prior to the meeting.


                               VOTING SECURITIES

      Only holders of record of Common Stock at the close of business on June 7, 1995, the record date for the meeting, are entitled to notice of and to vote at the meeting or any adjournment(s) thereof. The presence of a majority of the Common Stock outstanding on the record date is necessary to constitute a quorum. On the record date for the meeting, there were issued and outstanding 15,529,579 shares of Common Stock. At the meeting, each shareholder of record on the record date will be entitled to one vote for each share registered in such shareholder's name on the record date. The Articles of Incorporation of the Company deny cumulative voting rights. As of the record date, the Company was not aware of any shareholder who beneficially owned five percent or more of the outstanding shares of Common Stock.


                        VOTING PROCEDURES AND TABULATION

      The Company will appoint one or more inspectors of election to act at the meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law. The inspectors will tabulate (i) the number of votes cast for or withheld as to the vote on each nominee for director and (ii) the number of votes cast for or against, as well as the number of abstentions and broker non-votes, as to the approval of the Restricted Stock Plan.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Votes that are withheld will be excluded entirely from the vote and will have no effect on the voting on the election of directors, provided a quorum is present, because directors are elected by a plurality of the shares of Common Stock of the Company present in person or by proxy at the meeting and entitled to vote. An abstention with respect to the proposal to approve the Restricted Stock Plan will effectively count as a vote against such proposal because it requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote.

      Under the rules of the Nasdaq National Market System, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. A broker non-vote or other limited proxy as to the proposal to approve the Restricted Stock Plan will be counted towards a meeting quorum but cannot be voted on such proposal and therefore will not be considered a part of the voting power with respect to that proposal. This has the effect of reducing the number of shares required to be voted in favor of the proposal in order to approve it.


                       PROPOSAL 1.  ELECTION OF DIRECTORS

      The business and affairs of the Company are managed by and under the direction of the Board of Directors, which exercises all corporate powers of the Company and establishes broad corporate policies. The Articles of Incorporation of the Company provide that the number of directors constituting the Board of Directors shall not be less than three nor more than nine as from time to time shall be fixed and determined by a vote of a majority of the Company's directors serving at the time of such vote. The number of director positions constituting the Board was fixed at six prior to the 1994 annual meeting of shareholders. Mr. David W. Brandenburg, the former Vice Chairman and Secretary and a director of the Company, retired and resigned from his officer and board positions with the Company to pursue other interests effective May 31, 1995. As a result of the vacancy on the Board created by Mr. Brandenburg's retirement and resignation, five directors, constituting the entire Board of Directors, are to be elected at the meeting to serve until the next annual meeting of shareholders and until their successors have been elected and qualified. The five nominees for director are the current directors of the Company. During the fiscal year ended February 28, 1995 ("fiscal 1995"), the Board of Directors held ten (10) meetings.

      The five nominees for election to the Board of Directors who receive the greatest number of votes cast at the meeting will be elected to the Board of Directors. All duly submitted and unrevoked proxies in the form accompanying this proxy statement will be voted for the nominees selected by the Board of Directors except where authorization so to vote is withheld. If any nominee becomes unable or unwilling to serve (which is not presently foreseen), the persons designated as proxies will have full discretion to cast votes for another person designated by the Board. THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF SUCH NOMINEES. Set forth below is certain information with respect to the five nominees for director.

      DANIEL D. HAMMOND, a founder of the Company, is currently the Chairman of the Board of Directors, a position he has held since December 1990, and the Chief Executive Officer of the Company, a position he has held since July 1986. Mr. Hammond, age 43, has served as a director since 1984.

      MICHAEL W. BARKER is currently the President and Chief Operating Officer of the Company and has held these positions since September 1994. From March 1994 to September 1994 Mr. Barker served as Executive Vice President and Chief Operating Officer of the Company. Prior thereto, he served the Company as Senior Vice President of Sales and Marketing from April 1991 to March 1994. Prior to joining the Company, he served as Vice President of Sales for wireless products for DSC Communications Corporation, a corporation engaged in the manufacture and sale of telecommunications equipment, from August 1989 until April 1991. Mr. Barker, age 46, has served as a director since 1994.

      JOSEPH J. PIETROPAOLO, serves as Chief Financial Officer of Transactive Corporation, a company which specializes in electronic benefits transfers, a position he has held since 1994. Mr. Pietropaolo is also currently the Vice President and Treasurer of GTECH Corporation, a company specializing in on-line lottery systems, positions he has held since 1990. Mr. Pietropaolo, age 39, has served as a director since 1989.

      GEORGE C. PLATT is currently the President and Chief Executive Officer of InteCom Inc., a wholly-owned subsidiary of Matra Communication, a company engaged in the manufacture and sale of telephone switching systems, positions he has held since January 1991. From September 1990 until January 1991, Mr. Platt served as Vice President and General Manager of Tandon National Sales Corp., a marketer of personal computers. From June 1986 until May 1990, Mr. Platt was the President and Chief Executive Officer of SRX, a manufacturer of telephone switches. Mr. Platt, age 54, has served as a director since 1991.

      GERALD F. MONTRY is currently the Senior Vice President and Chief Financial Officer of DSC Communications Corporation, a corporation engaged in the manufacture and sale of telecommunications equipment, positions he has held since January 1986. Mr. Montry also serves on the Board of Directors of DSC Communications Corporation. Mr. Montry, age 56, has served as a director since 1994.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

      The tabulation below sets forth certain information with respect to the beneficial ownership of shares of Common Stock, as of June 7, 1995, of each director of the Company, each executive officer listed in the Summary Compensation Table included elsewhere in this proxy statement, and all executive officers and directors of the Company as a group.

                                                                        Common Stock
                                                                     Beneficially Owned (1)
                                                                     ----------------------
Name                                                                 Number      Percent
- - ----                                                                 of Shares   of Class
                                                                     --------------------
Directors and Nominees for Director

Daniel D. Hammond . . . . . . . . . . . . . . . . . . . . . . .    650,333 (2)     4.2%
Michael W. Barker . . . . . . . . . . . . . . . . . . . . . . .    194,014 (3)     1.2%
Joseph J. Pietropaolo . . . . . . . . . . . . . . . . . . . . .      8,000 (4)      *
George C. Platt . . . . . . . . . . . . . . . . . . . . . . . .     19,000 (4)      *
Gerald F. Montry  . . . . . . . . . . . . . . . . . . . . . . .     18,000 (4)      *

Named Executive Officers (who are not a director or nominee named above)

Rob-Roy J. Graham . . . . . . . . . . . . . . . . . . . . . . .     17,150 (4)      *
Carl R. Dukate  . . . . . . . . . . . . . . . . . . . . . . . .     30,000 (4)      *
David W. Brandenburg  . . . . . . . . . . . . . . . . . . . . .    526,363 (5)     3.4%


All directors, nominees for directors and executive officers
as a group (9 persons)  . . . . . . . . . . . . . . . . . . . .  1,469,460 (6)     9.5%


 *    Less than 1%

(1) Unless otherwise indicated, all shares listed are directly held with sole voting and investment power.

(2) Includes 120,000 shares not outstanding but subject to currently exercisable stock options.

(3) Includes 95,833 shares not outstanding but subject to currently exercisable stock options.

(4) Shares are not outstanding but are subject to currently exercisable stock options, other than 1,350 shares held by Mr. Graham, 20,000 shares held by Mr. Dukate and 1,600 shares held by Mr. Platt's individual retirement account ("IRA").

(5) Includes 44,780 shares held by his IRA, 31,246 shares held by his spouse's IRA and 1,000 shares held by wife as custodian for a nephew.
      Mr. Brandenburg retired and resigned from his employment with the Company effective May 31, 1995.

(6) Includes 78,626 shares held by IRA's, spouses, children or nephews of officers and directors, and 285,033 shares not outstanding but subject to currently exercisable stock options.


COMPENSATION OF DIRECTORS

      All directors who are not officers of the Company receive a fee of $1,000 per month for serving as a director of the Company. The Company also reimburses all directors for travel, lodging and related expenses incurred in attending

Board and committee meetings. Directors who are not employees of the Company or any of its subsidiaries also receive a fee of $500 for each Board or committee meeting attended. In addition, non-employee directors are eligible for stock option grants under the Company's 1990 Nonqualified Stock Option Plan for Non-Employees (the "Nonqualified Plan"). Pursuant to the Nonqualified Plan, each of Messrs. Pietropaolo and Platt were automatically granted an option to purchase 4,000 shares of Common Stock on August 1, 1994, which option can be exercised on July 26, 1995, the date of the next annual meeting of shareholders, at the closing market price of the Common Stock on the date of grant. The non-employee director who was first elected to the Board at the 1994 annual meeting of shareholders, Mr. Montry, was granted an option to purchase 18,000 shares of Common Stock on August 1, 1994 at the closing market price for Common Stock on that date, which also can be exercised on July 26, 1995, the date of the next annual meeting of shareholders. If elected as directors at the 1995 annual meeting of shareholders, Messrs. Pietropaolo, Platt and Montry each will automatically be granted an option to purchase 4,000 additional shares of Common Stock on August 1, 1995. These options will also become exercisable on the date of the next annual meeting of shareholders.

COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors has established committees which deal with certain specific areas of the Board's responsibility. These committees include the Audit Committee, Compensation Committee, Executive Committee and Nominating Committee.

      The Audit Committee, which held four (4) meetings during fiscal 1995, has the primary responsibility to ensure the integrity of the financial information reported by the Company. Its functions are to: (a) make recommendations on the selection of independent auditors; (b) review the scope of the annual audit to be performed by the independent auditors prior to commencement of the audit;
(c) review the results of those audits; (d) review the organization and scope of the Company's internal system of audit and financial controls; (e) meet periodically with management and the independent public accountants to review financial, accounting and internal control matters; and (f) meet periodically with the independent public accountants to discuss the results of their audit work and their opinions as to the adequacy of internal accounting controls and the quality of financial reporting. Its current members are Gerald F. Montry, Chairman, Joseph J. Pietropaolo and George C. Platt.

      The Compensation Committee, which held ten (10) meetings during fiscal 1995, has the authority to determine and approve all the terms of the employment, compensation and benefits payable to officers of the Company, including those officers who are also directors. The Company's management is from time to time directed by the Compensation Committee to review certain compensation matters and make recommendations to the Compensation Committee concerning such matters. The Compensation Committee also has the authority to administer and award stock options under the 1990 Incentive Stock Option Plan, and if approved by the shareholders at the 1995 annual meeting, the Restricted Stock Plan. The Compensation Committee is composed of George C. Platt, Chairman, Joseph J. Pietropaolo and Gerald F. Montry.

      The Executive Committee, which generally held monthly meetings during fiscal 1995, may, to the extent permitted by law, exercise the power of the Board of Directors when the Board is not in session. It also has the responsibility for reviewing long-range plans, capital expenditure programs, acquisitions and general corporate financing matters and making recommendations concerning those plans to the Board of Directors. Its current members are Daniel D. Hammond, Chairman, and Michael W. Barker.

      The Nominating Committee, which did not meet in fiscal 1995, has the function to identify and propose to the full Board of Directors nominees to fill vacancies on the Board of Directors. Although the Nominating Committee has no formal policy on the subject, it will consider persons brought to its attention by officers, directors and shareholders. The names of proposed nominees should be sent to the Company at the address shown on the cover of this Proxy Statement, Attention: Nominating Committee. The current members of the Nominating Committee are Daniel D. Hammond, Chairman, and Michael W. Barker.

                 PROPOSAL 2.  ADOPTION OF RESTRICTED STOCK PLAN

      On April 4, 1995, the Board of Directors approved the adoption of a new restricted stock plan called the InterVoice, Inc. Restricted Plan (the "Plan") and recommended that it be submitted to the shareholders at the annual meeting to be held on July 26, 1995. The following is a summary of the terms of the Plan, which is nevertheless qualified by reference to its complete text as set forth in its entirety as Appendix A to this proxy statement.

REASONS FOR ADOPTION OF THE PLAN

      The awarding of bonuses in the form of restricted stock to key employees is intended to promote and advance the interests of the Company and its shareholders by attracting, retaining and stimulating the performance of such employees, upon whose judgment, initiative and efforts the Company largely depends, by giving them the opportunity to acquire a proprietary interest in the Company and an increased personal interest in the Company's success and progress. The Plan is intended to link compensation to the Company's success and enhanced shareholder value and to align compensation with corporate goals and shareholder interest.


DESCRIPTION OF THE INTERVOICE, INC. RESTRICTED STOCK PLAN

      The Plan provides for the awarding of Common Stock subject to certain restrictions ("Restricted Stock") to key employees of the Company and its subsidiaries (including directors and officers who are also key employees) who contribute or who possess a capacity for contributing in substantial measure to the success of the Company. These individuals are in the same key employee groups to whom stock options are currently granted. Subject to shareholder approval at the 1995 annual meeting, shares of Restricted Stock have been awarded to certain executive officers and other executives. For a discussion of these awards and the applicable restrictions see the section below entitled "Initial Award of Restricted Stock".

      The Plan provides that a committee composed of three or more directors appointed by the Board of Directors will be responsible for the administration of the Plan. The Board of Directors has appointed the Compensation Committee to administer the Plan. Accordingly, the Compensation Committee will have full authority, subject to the provisions of the Plan, to determine the employees to be awarded Restricted Stock, and the restrictions, terms and conditions applicable to awards of Restricted Stock, taking into consideration the position held, duties performed, compensation received, services expected to be received and other factors. Because they have been appointed to administer the Plan, members of the Compensation Committee will not be eligible to participate in the Plan or any other stock option or stock plan of the Company or its subsidiaries and must not have been awarded equity securities of the Company pursuant to any such plan within one year prior to their being appointed to administer the Plan other than participation in, or awards of securities pursuant to, formula plans such as the Company's 1990 Nonqualified Stock Option Plan.

      The Compensation Committee may in its sole discretion remove, modify or accelerate the removal of the restrictions on any Restricted Stock in the event of death or disability of the recipient of such Restricted Stock, or for such other reasons as the Compensation Committee may deem appropriate. If the Compensation Committee so determines, the certificates representing Restricted Stock shall be deposited by the recipient with the Company or an escrow agent designated by the Company until the restrictions thereon have lapsed or have been removed in accordance with the provisions of the Plan. Upon the lapse of the restrictions or removal thereof by the Compensation Committee, new unrestricted certificates for the number of shares on which restrictions have lapsed or been removed would upon request by the recipient of the Restricted Stock, be issued in exchange for such restricted certificates.

      The aggregate number of shares of Common Stock reserved for issuance under the Plan is 500,000.

      Restricted Stock issued under the Plan may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of such award; any certificate representing shares of Restricted Stock shall bear notice on its face to this effect and to the effect that such shares have been awarded pursuant to the Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of the award. Shares will be awarded without receipt of monetary consideration by the Company at the date of the award (except that participants will be required to pay the par value for previously unissued shares). Restricted Stock awarded under the Plan may be subject to forfeiture if a recipient's employment with the Company or its subsidiaries is terminated during the designated restriction period determined at the date of the award. Persons receiving an award of Restricted Stock under the Plan will be entitled to vote the shares awarded and will be entitled to receive any dividends paid with respect to such shares.

      The Plan provides for the proportionate adjustment of the total number of shares of Common Stock reserved for award as Restricted Stock in the event of recapitalization, capital adjustment or a merger in which the Company is the surviving corporation. The Plan also authorizes the Board of Directors to take such action as it deems necessary to preserve the interest of recipients of Restricted Stock in the event of a merger in which the Company is not the surviving corporation, a dissolution of the Company or a transfer of all or substantially all of its assets.

      Unless sooner terminated, the Plan will expire twenty (20) years from the date on which it became effective. The Plan became effective on April 4, 1995, subject to approval by shareholders at the 1995 annual meeting. The Plan will automatically terminate if it is not approved by the shareholders. The Board of Directors may amend, suspend or terminate the Plan at any time, except that, without shareholder approval, the Board of Directors may not make any amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares of Common Stock that may be issued under the Plan or materially modify the requirements for participation in the Plan. The amendment, suspension or termination of the Plan may not impair the rights of the recipient of Restricted Stock without the consent of such recipient.

      INITIAL AWARD OF RESTRICTED STOCK

      The Plan gives the committee that is responsible for administering it the discretion to determine the conditions on which awards will be made. Accordingly, subject to shareholder approval of the Plan, the Compensation Committee on April 4, 1995 awarded up to 123,535 shares (based on the closing price of the Company's Common Stock on June 1, 1995) of Restricted Stock to twenty-seven (27) executives of the Company, including four (4) executive officers. Pursuant to these awards, the following executive officers have an opportunity to obtain up to the following numbers of shares of Restricted Stock during the term of the Plan: Mr. Daniel Hammond, 46,145 shares; Mr. Michael Barker, 38,454 shares; Mr. Richard Herrmann, 23,072 shares; and Mr. Rob-Roy Graham, 23,072 shares. The Company will issue to these executive officers and one other executive 20% of the maximum number of shares awarded to them if and when the closing price per share of Common Stock as quoted on the Nasdaq National Market System first equals or exceeds each of the following targets:
$18.91;  $23.63; $29.54; $36.93; and $46.16.  In addition, awards were made to other vice presidents and executives which will be issued to them under a formula based on achievement of a targeted annual earnings per share objective for fiscal 1996. None of the shares will be issued to these vice presidents and other executives unless the Company achieves 80% of the targeted earnings per share objective. The maximum number of shares of Restricted Stock each of these other vice presidents and executives may earn is the number of shares having a fair market value on February 28, 1996 equal to a specified percentage of their salary, 10% of annual base salary for vice presidents and 5% of annual base salary for other executives.

      If and when shares of Restricted Stock awarded by the Compensation Committee on April 4, 1995 are issued to these executive officers and other executives, they must remain employed by the Company for a period of at least two years from the date of issuance before they can sell or otherwise transfer such shares. Participants will forfeit their shares of Restricted Stock if they cease to be employed by the Company within this two year period. The value of shares of Restricted Stock awarded under the Plan will therefore not be ascertainable unless the applicable earnings per share or stock price target is achieved and until such shares are issued. Furthermore, after shares of Restricted Stock are issued the participating executive officers and other executives will only recognize the value of their shares if they remain employed by the Company for the requisite two year period.

U.S. FEDERAL INCOME TAX CONSEQUENCES

      The following summary is based upon an analysis of the Internal Revenue Code of 1986, as amended (the "Code"), as currently in effect, existing laws, judicial decisions, administrative rulings, regulations and proposed regulations, all of which are subject to change. Moreover, the following is only a summary of federal income taxes and the federal income tax consequences to employees may be either more or less favorable than those described below, depending on their particular circumstances.

      If the restrictions placed upon an award of Restricted Stock under the Plan are of a nature that such shares are both subject to a substantial risk of forfeiture and are not freely transferable, within the meaning of Section 83 of the Code, the recipient of such award will not recognize income for federal income tax purposes at the time of the award unless such recipient affirmatively elects to include the fair market value of the shares of Restricted Stock on the date of the award, less any amount paid, in gross income for the year of the award pursuant to Section 83(b) of the Code. In the absence of such an election, the recipient will be required to include in income for federal income tax purposes in the year the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture, within the meaning of Section 83 of the Code, the fair market value of the shares of Restricted Stock on the date such shares either become freely transferable or are no longer subject to a substantial risk of forfeiture, less any amount paid. The Company will be entitled to a deduction at the time of income recognition to the recipient in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitation described below.

      If the restrictions imposed upon an award of Restricted Stock under the Plan are not of a nature that such shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the recipient of such an award will recognize ordinary income for federal income tax purposes at the time of the award in an amount equal to the fair market value of the shares of Restricted Stock on the date of the award, less any amount paid. The Company will be entitled to a deduction at such time in an amount equal to the amount the recipient is required to include in income with respect to the shares, subject to the deduction limitation described below.

      Section 162(m) of the Code limits the deduction which the Company may take for otherwise deductible compensation payable to certain executive officers of the Company to the extent that compensation paid to such officers for such year exceeds $1 million, unless such compensation is performance-based, is approved by the Company's stockholders and meets certain other criteria. It is possible that Restricted Stock awarded under the Plan will not satisfy such requirements and, accordingly, the Company may be limited by Section 162(m) of the Code in the amount of deductions it would otherwise be entitled to take with respect to Restricted Stock awarded under the Plan.

      The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents. The U.S. tax consequences associated with the award of Restricted Stock pursuant to the Plan to nonresident aliens depends upon a number of factors including whether such grant or award is considered to be U.S. source income and whether the provisions of any treaty are applicable.

REQUIRED AFFIRMATIVE VOTE

      The affirmative vote of at least a majority of the shares of Common Stock present at the meeting in person or by proxy and entitled to vote is required to approve the proposal to adopt the Restricted Stock Plan. If not approved, the Restricted Stock Plan will not become effective and the conditional options granted on April 4, 1995 will become void.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO ADOPT THE PLAN. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF THE PLAN UNLESS SHAREHOLDERS SPECIFY OTHERWISE.


                             EXECUTIVE COMPENSATION

      The Compensation Committee of the Board of Directors is responsible for determining the compensation program for the Chairman of the Board and Chief Executive Officer of the Company, and for reviewing and approving the compensation programs for the Company's other executives. The Compensation Committee, which is composed entirely of directors who are not employees of the Company, has reviewed and approved all terms of compensation and benefits payable to the Chairman of the Board and Chief Executive Officer of the Company. In accordance with applicable federal securities laws, all decisions relating to awards to executive officers or other "insiders" under the Company's 1990 Incentive Stock Option Plan are made solely by the Compensation Committee.

      As part of the process for setting executive compensation, the Compensation Committee authorizes and directs the Chief Executive Officer and the Executive Committee to review and propose compensation levels for the Company's officers to the Compensation Committee for its consideration and approval. The Executive Committee is also directed from time to time to work with the Company's compensation consultants and other professionals to review and propose new compensation programs and modifications to existing compensation programs for the Compensation Committee's review and approval.

      In accordance with the rules designed to enhance disclosure of companies' policies toward executive compensation, the following is a report submitted by the Compensation Committee of the Board of Directors addressing the Company's compensation policies as they relate to the executive officers for fiscal 1995.



         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

To the Shareholders of InterVoice, Inc.:

      COMPENSATION POLICY. The goal of the Company's executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining key employees. To achieve this goal, officers are offered compensation opportunities which are linked to the Company's business objectives and performance, individual performance and contributions to the Company's success and enhanced shareholder value. The Company's compensation programs are designed and revised from time to time to be competitive within the electronics, computer and telecommunications industries.

      For fiscal 1995, the Company's executive compensation program consisted primarily of (i) base salary, (ii) incentive cash bonus opportunities based upon individual and corporate performance and (iii) long term equity based incentives. All officers were eligible for and did participate in the Company's incentive cash bonus and equity based incentive programs during fiscal 1995. The Company generally targets the aggregate annual base salary, bonus opportunities and long term equity based incentives made available to officers, who successfully perform their responsibilities, above the mid-point level for officers with similar positions in companies of comparable size in the electronics, computer and telecommunications industries. The Compensation Committee believes that compensation levels above the mid-point for its comparison group are appropriate based on the Company's above average historical growth in revenue and earnings.

      Generally, both cash bonus and equity based incentive compensation opportunities for officers increased at a greater rate than their base salaries from fiscal 1994 to fiscal 1995. The Compensation Committee determined to put a greater emphasis on incentive compensation for fiscal 1995 to encourage further the achievement of corporate and individual objectives. In order to help implement the Company's compensation policy, Ernst and Young LLP was hired to serve as an independent compensation consultant for fiscal 1994 and fiscal 1995. In this capacity, Ernst and Young LLP analyzed the compensation paid to officers of the Company based on market surveys of executive compensation for electronics, computer and telecommunications companies, particularly companies with sales of less than $200 million per year. These surveys included a separate study of companies within the SIC code for Telephone and Telegraph Apparatus used in the "Performance Graph" contained in this proxy statement.

      STOCK OWNERSHIP GUIDELINES. In April of 1995, the Compensation Committee established stock ownership guidelines for key executives of the Company.
These guidelines provide that executives should hold shares in varying amounts as a multiple of salary, currently ranging from a minimum of five times annual salary for the Chairman of the Board and Chief Executive Officer to one time annual salary for key executives below the vice president level.

      Although some executives are already at or above the prescribed levels, the Compensation Committee recognizes that newer employees or those recently promoted may require some period of time to achieve these levels. Therefore, the guidelines have provided for a transition period of approximately five years for the suggested levels to be met. The Compensation Committee intends to monitor each executive's progress towards achieving these guidelines when deciding on future stock option awards and other equity incentive opportunities.

      FISCAL 1995 COMPENSATION.

      Base Salary. The Compensation Committee annually reviews and sets base salaries for each of the Company's officers at levels within the range of those persons holding comparably responsible positions at other companies in the Company's comparison group. In establishing base salaries for officers, the Compensation Committee and the Executive Committee reviewed the compensation surveys provided by Ernst and Young LLP. Annual salaries, including increases to salaries, for fiscal 1995 were reviewed and approved on the basis of the individual performance of the executive, as determined through a formal written evaluation by the officer's immediate supervisor in consultation with the Executive Committee, by the executive's tenure and level of responsibility, the Company's expected financial performance, and changes in competitive pay levels.

      The employment agreement with the Chairman of the Board and Chief Executive Officer of the Company, Mr. Daniel D. Hammond, requires the Compensation Committee to conduct an annual review of Mr. Hammond's base salary. The Compensation Committee analyzed the compensation surveys provided by Ernst and Young LLP pertaining to base salaries for chief executive officers of corporations in the Company's comparison group as part of its review of Mr. Hammond's base salary. Based on such analysis and a review of his individual performance and the Company's performance, Mr. Hammond's base salary was increased from $260,000 to $284,700 for fiscal 1995. The Compensation Committee believes that this salary level, which was above the median base salary for chief executive officers in the Company's comparison group, was appropriate based upon Mr. Hammond's individual performance and the Company's performance for the prior fiscal year. See "Agreements with Executive Officers" for a discussion of the employment agreement with Mr. Hammond.

      Annual Incentives. The Company has a bonus program that provides for the payment of periodic cash bonuses to executive officers and other key employees contingent upon the achievement of certain earnings targets and/or other individual and corporate performance targets. The program is intended to reward the accomplishment of corporate objectives, reflect the Company's priority on maintaining growth and stability of earnings and to provide a fully competitive compensation package which will attract, reward and retain quality individuals. Targets and objectives vary for the specific officers involved. For example, bonus opportunities for the Chairman of the Board and Chief Executive Officer and other officers who served on the Executive Committee during fiscal 1995, and the Company's new Chief Financial Officer, were based on formulas which compensated such officers for earnings per share achieved for fiscal 1995. These officers are responsible for making and implementing strategic decisions concerning how the Company plans to achieve its long-term goals for growth and stability of earnings and revenue. The Compensation Committee believes that these officers should continue to be compensated based on the Company's earnings per share.

      The other officers were eligible to receive annual incentive bonuses and in some cases quarterly incentive bonuses for fiscal 1995 established in connection with their annual performance reviews, based upon the attainment of one or more associated individual performance goals. The annual bonuses for these other executive officers were generally contingent upon the Company attaining a targeted annual earnings per share objective determined by the Compensation Committee, which was achieved for fiscal 1995. The performance goals for officers were based on factors such as sales volume, receipt of purchase orders and cost containment. The aggregate of quarterly and annual bonuses paid to officers, including members of the Executive Committee, for fiscal 1995 ranged from approximately 15% to 118% of base salary.

      Pursuant to his employment agreement, the Chairman of the Board and Chief Executive Officer of the Company, Mr. Hammond, received a bonus of $2,000 for each one cent in earnings per share up to ten cents and $4,000 for each one cent in earnings per share over ten cents up to the amount of his base salary. Based on this formula and the earnings per share achieved by the Company, Mr Hammond received a bonus equal to his base salary of $284,700 for fiscal 1995. The employment agreement with Mr Hammond also permits payment of an additional discretionary bonus if the Compensation Committee determines that such a bonus is appropriate. For fiscal 1995, the Compensation Committee resolved to pay Mr. Hammond an additional bonus equal to the incremental amount of bonus Mr. Hammond would have received under the formula based bonus if the formula had not limited his bonus opportunity to the amount of his base salary. The Compensation Committee awarded the additional bonus to reward Mr. Hammond for the Company's achievement of an incremental increase to earnings per share for which he would not otherwise have been compensated. Mr. Hammond's aggregate bonus for fiscal 1995 was $334,700. The increase to Mr. Hammond's bonus from fiscal 1994 to fiscal 1995 reflected the 23.4% increase in the Company's earnings per share for the same period (excluding the one-time charge associated with the acquisition of VoicePlex Corporation by the Company). Mr. Hammond's combined salary and bonus increased 22.1% from fiscal 1994 to fiscal 1995 as compared to a 25.2% increase in revenues and a 11.7% increase in earnings (excluding the one-time charge for the VoicePlex acquisition) for the same period. For fiscal 1996, the formula based bonus in Mr. Hammond's employment agreement was amended to increase the maximum amount of the bonus opportunity from 100% to 150% of his annual base salary, to properly compensate him for the achievement of growth in earnings per share. Mr. Hammond's employment agreement is discussed below in the section entitled "Agreements with Executive Officers".

      Long-Term Equity Based Incentives. Long-term equity based incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of shareholders. The Compensation Committee believes that such equity based compensation provides executives with a continuing stake in the long term success of the Company, and will assist them to achieve the share ownership targeted under the stock ownership guidelines discussed above. Long-term awards granted in fiscal 1995 consisted of incentive stock options granted under the Company's 1990 Incentive Stock Option Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company. The stock options are granted at the prevailing market value and will only have value if the Company's stock price increases, resulting in a commensurate benefit to the Company's shareholders. Generally, grants vest in equal amounts over a three-year period. Executives generally must be employed by the Company at the time of vesting in order to exercise the options. Subject to shareholder approval at this year's annual meeting, the Compensation Committee has decided to expand the long term equity incentive opportunities available to executives by adopting a restricted stock plan. For a discussion of this plan, see the section entitled "Proposal 2. Adoption of Restricted Stock Plan".

      The Compensation Committee determines from time to time the executive officers who shall receive options under the Company's incentive stock option plans, the timing of such option grants, the number of shares of Common Stock to be subject to each option and the other terms of each option. During fiscal 1995, stock option awards were made in light of a compensation review and recommendations prepared by Ernst and Young LLP comparing stock option awards to officers by the Company to awards made by eleven companies in the telephone and telegraph apparatus industry whose description of business and revenues most closely approximated those of the Company (these companies are included in the Company's peer group index set forth in the section entitled "Stock Performance Graph").

      Grants to individual officers during fiscal 1995 by the Compensation Committee were based on their annual performance evaluations, relative salary levels, the number of shares under options previously granted, and their potential contribution to the long-term performance of the Company. The emphasis placed on equity based incentive opportunities was also considered by the Compensation Committee in determining stock option grants. The Compensation Committee granted options covering 401,900 shares of Common Stock to officers of the Company during fiscal 1995. The Compensation Committee did not grant any stock options to Mr. Hammond during fiscal 1995. During fiscal 1994 an option covering 180,000 shares was granted to Mr. Hammond in connection with a new three year employment agreement and in recognition of his performance and contribution to the Company's increased revenues and earnings for fiscal 1993.

      The Compensation Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and shareholder interest. As performance goals are met or exceeded, resulting in an increased value to shareholders, executives are rewarded commensurately. The Compensation committee believes that compensation levels during fiscal 1995 adequately reflect the Company's compensation goals and policies.

June 22, 1995

                                   COMPENSATION COMMITTEE OF
                                   THE BOARD OF DIRECTORS

                                   George C. Platt
                                   Joseph J. Pietropaolo
                                   Gerald F. Montry

SUMMARY COMPENSATION TABLE

      The following table sets forth certain summary information concerning the compensation paid or awarded to the Chief Executive Officer and the other four most highly compensated executive officers of the Company in fiscal 1995 (the "Named Officers") for services rendered in all capacities to the Company and its subsidiaries for the fiscal years ended February 28, 1995, February 28, 1994 and February 29, 1993.




                                                                          LONG TERM
                                                                         COMPENSATION
                                                                       ----------------
                                               ANNUAL COMPENSATION          AWARDS
                                             ------------------------------------------
                                                                                         All Other
                                                                                          Compen-
                                                                            Stock          sation
 NAME AND PRINCIPAL POSITION        YEAR     SALARY (1)      Bonus         Options          (2)
 ---------------------------        ----     ----------      ------       ---------       -------
 Daniel D. Hammond                 1995        $284,700    $334,700          -----          $4,723
                                   ----
 Chairman of the Board and         1994         260,000     251,140        180,000           4,497
                                   ----
 Chief Executive Officer           1993         254,417     170,000        120,000           4,799
                                   ----

 Michael W. Barker                 1995         210,000     162,523        137,500           4,910
                                   ----
 President and Chief Operating     1994         162,000      86,690         16,700           4,557
                                   ----
 Officer                           1993         150,000     106,950         60,000           4,562
                                   ----


 David W. Brandenburg (3)          1995         196,625     196,625          -----           1,458
                                   ----
 Vice Chairman                     1994         220,000     220,000         39,000           3,397
                                   ----
                                   1993         214,167     170,000        120,000           5,234
                                   ----

 Rob-Roy J. Graham (4)             1995         100,000      41,608         17,400           3,000
                                   ----
 Secretary                         1994          80,460      11,519          6,000           2,413
                                   ----
 Chief Financial Officer           1993          40,708      11,306         20,000             577
                                   ----
 Chief Accounting Officer
 Controller


 Carl R. Dukate (5)                1995          70,000      30,000         30,000           1,093
                                   ----
 Managing Director of European
 Operations
 Managing Director of
 InterVoice, S.A.




(1) Includes amounts deferred at the executive officer's election pursuant to the Company's 401(k) Employee Savings Plan.

(2) Represents Company contributions on behalf of the Named Officers under the Company's 401(k) Employee Savings Plan.

(3) Mr. Brandenburg retired and resigned from his employment with the Company effective May 31, 1995.

(4) Mr. Graham commenced his employment with the Company effective August, 1992.

(5) Mr. Dukate commenced his employment with the Company effective August, 1994.

OPTION GRANTS

    The following table sets forth certain information with respect to grants of stock options pursuant to the Company's 1990 Incentive Stock Option Plan during the fiscal year ended February 28, 1995 to the Named Officers.


                                                                                          Potential
                                                                                     Realizable Value at
                                                                                   Assumed Annual Rates of
                                                                                  Stock Price Appreciation
                                           Individual Grants                           for Option Term (2)
                          ----------------------------------------------------   ---------------------------

                          Number of     % of Total
                          Securities     Options
                          Underlying    Granted to
                           Options      Employees     Exercise
 Name                      Granted      in Fiscal       Price      Expiration
 ----                        (1)           1995         (/Sh)         Date           5%            10%
                          ----------    ----------     -------     ----------        --           -----
 Daniel D. Hammond           -----        -----         -----        -----         -----          -----

 David W. Brandenburg        -----        -----         -----        -----         -----          -----

 Michael W. Barker          50,000          7.4%        12.50        3/07/00       212,560       482,226
                            37,500          5.5%        17.63        7/20/00        97,246       220,618
                            50,000          7.4%        12.00        9/11/00       204,057       462,937


 Rob-Roy J. Graham           7,400          1.1%        7.63         7/20/00       19,192         43,535
                            10,000          1.5%        13.13        9/20/00       44,638        101,267

 Carl R. Dukate             30,000          4.4%         8.50        7/31/00       86,724        101,267


(1) All options were granted at fair market value (the closing price of the Common Stock on the Nasdaq National Market System) on the date of grant.

(2) The assumed 5% and 10% rates of stock price appreciation are specified by the proxy rules and do not reflect expected appreciation. The amounts shown represent the assumed value of the stock options (less exercise price) at the end of the six-year period beginning on the date of grant and ending on the option expiration date. For a six-year period beginning February 28, 1995, based on the closing price on the Nasdaq National Market System of the Common Stock of $15.13 on such date a share of the Common Stock would have a value on February 28, 2001 of approximately $20.22 at an assumed appreciation rate of 5% and approximately $26.79 at an assumed appreciation rate of 10%

OPTION EXERCISES AND HOLDINGS

         The following table provides information concerning option exercises in fiscal 1995 and the value of unexercised options held by each of the Named Officers at the end of fiscal 1995.

                                                                                               Value of
                                                                                              Unexercised
                                                                         Number of           In-the-Money
                                                                        Unexercised           Options at
                                                                        Options at          Fiscal Year End
                                                                      Fiscal Year End            (1)
                                                                      ---------------        ------------

                            Shares Acquired                            Exercisable/          Exercisable/
 Name                        on Exercise        Value Realized         Unexercisable         Unexercisable
 ---------------------      --------------     -----------------      ---------------       ---------------
 Daniel D. Hammond               55,385             $341,156               60,000/             $150,000/
                                                                          160,000               742,500


 David W. Brandenburg            40,000              257,500               13,000/                    0/
                                                                           66,000               442,500

 Michael W. Barker               40,000             $207,503               52,234/              531,254/
                                                                          168,833               785,000
 Rob-Roy J. Graham                  -0-                  -0-                8,667/               60,003/
                                                                           26,667               125,003

 Carl R. Dukate                     -0-                  -0-                    0/                    0/
                                                                           30,000               198,750



(1) Values stated are based upon the closing price ($15.13) of the Company's Common Stock as reported on the Nasdaq National Market System on February 28, 1995 and the exercise prices of the options.


                       AGREEMENTS WITH EXECUTIVE OFFICERS

    Employment Agreement of Daniel D. Hammond. Mr. Hammond currently has an employment agreement with the Company through February 28, 1996. Mr. Hammond was paid an annual base salary of $284,700 for fiscal 1995. Mr. Hammond's employment agreement provides that his base salary be evaluated each year; however, his salary has not been increased for the fiscal year ending February 28, 1996. Under this agreement, the Company is obligated to pay an annual bonus to Mr. Hammond equal to $2,000 for each $.01 of earnings per share of the Company up to and including $.10 of earnings per share and $4,000 for each $.01 per share above $.10. For fiscal 1995, the maximum aggregate bonus Mr. Hammond was entitled to receive under this formula based bonus was limited to the amount of his annual base salary for the year. Mr. Hammond's employment agreement was amended by the Compensation Committee in April of 1995 to provide that his formula based bonus could not exceed 150% of his annual base salary. In addition, the agreement provides that the Company may pay Mr. Hammond a discretionary bonus in an amount to be approved by the Board of Directors of the Company. For fiscal 1995, the Compensation Committee resolved to pay Mr. Hammond a discretionary bonus of $50,000. The agreement further provides that the Company may only terminate Mr. Hammond for cause or because he has become disabled (as such terms are defined in the agreement). If Mr. Hammond is terminated for cause, the Company will have no liability for further payments to him. If Mr. Hammond becomes completely disabled, the Company is obligated to pay him an amount equal to his base salary in effect at the time of disability through the expiration date of the agreement. If, however, following a change of control of the Company (defined as a triggering event in the agreement), Mr. Hammond's employment is terminated without cause, if Mr. Hammond terminates his employment for good reason (as defined in the agreement), or if he terminates his employment without good reason by giving twelve months' prior notice, the Company must pay him a lump sum amount (the "Change in Control Amount") equal to 2.99 multiplied by an amount of salary and bonus which he would have received for the year in which he was terminated (as determined in accordance with the agreement). The agreement also provides that, if the Change in Control Amount is subject to certain federal excise taxes, the Company will "gross-up" the Change in Control Amount such that Mr. Hammond would receive a net amount after such taxes, equal to the Change in Control Amount that he would have received had such taxes not been imposed. In addition, following a change in control of the Company, Mr. Hammond may terminate his employment for any reason by giving twelve months' prior written notice. If Mr. Hammond's employment is terminated without cause, the Company shall be obligated to pay him an amount equal to the remaining compensation he would have received under the agreement (as determined in accordance with the agreement), and the option to purchase 180,000 shares of Common Stock that Mr. Hammond was granted in connection with his agreement will become completely exercisable, to the extent that the option is not already exercisable as of such date. See the "Summary Compensation Table" for a discussion of the bonuses and salary paid to Mr. Hammond for the three year period ending February 28, 1995.

    Employment Agreement of Michael W. Barker. Mr. Barker currently has an employment agreement with the Company that became effective on September 1, 1994 and expires August 31, 1996. Mr. Barker was paid an annual base salary of $220,000 for the portion of fiscal 1995 covered by his agreement, and his base salary has not been increased for the fiscal year ending February 28, 1996. Under this agreement, the Company is obligated to pay an annual bonus to Mr. Barker equal to $2,000 for each $.01 in earnings per share. For fiscal 1995, the aggregate bonus paid to Mr. Barker could not exceed his annual base salary for the year. For fiscal 1996, Mr. Barker's employment agreement has been amended to provide that the bonus payable to him may not exceed 150% of his annual base salary. Mr. Barker was also granted an option to purchase 50,000 shares of Common Stock in connection with the execution of his agreement. The agreement further provides that the Company may only terminate Mr. Barker's employment for cause or if he becomes disabled (as such terms are defined in the agreement). If Mr. Barker is terminated for cause the Company will have no liability for further payments to him. If, however, Mr. Barker is terminated without cause, or if Mr. Barker terminates his agreement for good reason (as defined in the agreement), the Company must pay him a lump sum amount equal to his base salary in effect at the time of termination through the last to occur of the expiration date of his agreement or 90 days from the date of termination. If Mr. Barker becomes completely disabled, the Company must pay him an amount equal to his base salary in effect at the time of disability through the end of the month that his agreement terminated due to disability.

                            STOCK PERFORMANCE GRAPH

         The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the Company's shareholders during the five-year period ended February 28, 1995, as well as an overall broad stock market index, the Nasdaq Market Index, and a peer group index for the Company, the index for SIC Code 3661 -- Telephone and Telegraph Apparatus. The stock performance graph assumes $100 was invested on March 1, 1990 in the Company's Common Stock and each such index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                  OF COMPANY, INDUSTRY INDEX AND BROAD MARKET

                     1990       1991       1992       1993      1994       1995
Intervoice, Inc.     100.00      61.96      80.43     134.78    195.65     263.04
Industry Index       100.00     117.32     138.53     162.98    194.97     221.67
NASDAQ Market Index  100.00     104.75     115.76     115.95    147.74     141.05

                             CERTAIN TRANSACTIONS


         For information concerning agreements between the Company and Daniel
D. Hammond and Michael W. Barker see "Agreements With Executive Officers".

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         During the year ended February 28, 1995, Mr. Steve Bostwick inadvertently failed to report a stock option which had been granted to him on his initial report of beneficial ownership upon his election as an officer of the Company, but the stock option was reported on his Annual Statement of Changes in Beneficial Ownership. In making this disclosure the Company has relied solely on written representations of its current and former executive officers and directors and copies of the reports filed by them with the Securities and Exchange Commission.

                                    AUDITORS

         The Board of Directors has appointed the firm of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending February 28, 1996. Ratification or other action by the Company's shareholders concerning the appointment of the independent auditors of the Company for fiscal 1996 is not required.

         During the fiscal year ended February 28, 1995, Ernst & Young LLP provided audit services to the Company consisting of examination of the financial statements of the Company and services related to filings with the Securities and Exchange Commission. All services provided were approved, and the possible effect on the independence of such firm were considered, by the Board of Directors prior to the time the services were provided. Ernst & Young LLP has advised the Company that no material relationship exists between Ernst & Young LLP or any of its partners and the Company and that it is independent from the Company in all respects.

         Representatives of Ernst & Young LLP are expected to attend the 1995 annual meeting. These representatives will have the opportunity to make a statement at the meeting if they desire to do so and will also be available to respond to appropriate questions.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

         Shareholder proposals intended to be included in the Company's proxy statement relating to the 1995 annual meeting of shareholders must be received by the Company at its office in Dallas, Texas, addressed to the Secretary of the Company, no later than March 26, 1996.

         The cost of solicitation of proxies will be borne by the Company. Solicitation may be made by mail, personal interview, telephone and/or telegraph by officers and regular employees of the Company, who will receive no additional compensation therefor. To aid in the solicitation of proxies, the Company has employed the firm of Corporate Investor Communications, Inc., which will receive a fee of approximately $7,000 plus out-of-pocket expenses. The Company will bear the reasonable expenses incurred by banks, brokerage firms and custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners.


                                            INTERVOICE, INC.


                                            DANIEL D. HAMMOND
                                            CHAIRMAN OF THE BOARD
                                            & CHIEF EXECUTIVE OFFICER

Dallas, Texas
June 26, 1995

                                                                      APPENDIX A
                                INTERVOICE, INC.
                             RESTRICTED STOCK PLAN



SECTION I.          PURPOSE

         The purpose of the InterVoice, Inc. Restricted Stock Plan (the "Plan") is to encourage and enable key employees of InterVoice, Inc. (the "Company") and its subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. Accordingly, the Company may award bonuses in the form of Common Stock of the Company, no par value per share ("Stock") subject to the restrictions set forth in Section V ("Restricted Stock"), as hereinafter set forth.

SECTION II.         ADMINISTRATION OF THE PLAN

         The Plan shall be administered by a committee (the "Committee") of three or more directors of the Company appointed by the Board of Directors. Members of the Committee shall not, within one year prior to their appointment to the Committee, have been granted or awarded equity securities pursuant to the Plan or pursuant to any other stock option or stock plan of the Company or any parent or subsidiary corporation of the Company, other than participation in, or awards of securities pursuant to, formula plans such as the Company's 1990 Nonqualified Stock Option Plan for Non- Employees.

         The Committee shall have sole authority to determine the employees who are to be awarded Restricted Stock from among those eligible hereunder and to establish the number of shares to be awarded to each in the form of Restricted Stock after taking into consideration the position held, the duties performed, the compensation received, the services expected to be rendered by such employee and other relevant factors. The Committee is authorized to interpret the Plan, and may from time to time adopt such rules and regulations, not inconsistent with the provisions of the Plan, as it may deem advisable to carry out the Plan. A majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be deemed the acts of the Committee. All decisions made by the Committee in selecting the employees to whom Restricted Stock shall be awarded, in establishing the number of shares which may be awarded as Restricted Stock to employees and in construing the provisions of the Plan shall be final. No member of the Committee shall be liable for any action taken, failure to act, determination or interpretation made in good faith with respect to the Plan or any Restricted Stock awarded under the Plan.



SECTION III.        SHARES SUBJECT TO THE PLAN

         The aggregate number of shares of Stock awarded in the form of Restricted Stock under this Plan shall not exceed 500,000 shares. Such shares of Stock may consist of authorized but unissued shares of Stock or previously issued shares of Stock reacquired by the Company. Any of such shares of Stock which remain unissued and which have not been awarded in the form of Restricted Stock at the termination of the Plan shall cease to be subject to the Plan. Should any Stock previously awarded as Restricted Stock be forfeited, the shares of Restricted Stock so forfeited will again be available for grant or award under the Plan. The aggregate number of shares of Stock which may be issued under the Plan shall be subject to adjustment as provided in Section VI hereof.

SECTION IV.         ELIGIBILITY

         The Committee shall determine and designate, at any time or from time to time, the key employees of the Company and its subsidiaries to whom Restricted Stock is to be awarded, but the Committee may authorize the award of Restricted Stock only to individuals who are key employees (including officers and directors who are also key employees) of the Company or a subsidiary at the time the Restricted Stock is awarded. Restricted Stock may be awarded to the same employee on more than one occasion.

SECTION V.          RESTRICTED STOCK

         The Committee may from time to time, in its sole discretion, award bonuses in the form of Restricted Stock to persons eligible to receive awards of Restricted Stock under Section IV. All Restricted Stock awarded under the Plan shall be subject to such restrictions, terms and conditions, if any, as may be determined by the Committee. The Committee may in its sole discretion remove, modify or accelerate the release of restrictions on any Restricted Stock in the event of death or disability of the recipient of such Restricted Stock, or for such other reasons as the Committee may deem appropriate.

         Any certificate or certificates representing shares of Restricted Stock shall bear a stamped or printed notice on the face thereof to the effect that such shares have been awarded pursuant to the terms of the Plan and may not be sold, pledged, transferred, assigned or otherwise encumbered in any manner except as set forth in the terms of such award. If the Committee so determines, the certificates representing Restricted Stock shall be deposited by the recipient with the Company or an escrow agent designated by the Company until the restrictions thereon have lapsed or have been removed in accordance with the provisions of this Section. Upon the lapse of the restrictions or removal thereof by the Committee, new unrestricted certificates for the number of shares on which the restrictions have lapsed or been removed shall, upon request by the recipient of the Restricted Stock, be issued in exchange for such restricted certificates.

SECTION VI.         ADJUSTMENTS

         In the event the Company shall effect a split of the Stock or dividend payable in Stock, or in the event the outstanding Stock shall be combined into a smaller number of shares, the maximum number of shares of Stock as to which Restricted Stock may be awarded under the Plan shall be increased or decreased proportionately.

         In the event of a reclassification of the Stock not covered by the foregoing, or in the event of a liquidation or reorganization including the Board of Directors shall make such adjustments, if any, as it may deem appropriate in the number and kind of shares for which Restricted Stock may be awarded under the Plan.

         In the event of a merger or consolidation in which the Company is not the surviving corporation or sale of all or substantially all of the assets or capital stock of the Company, any shares of Restricted Stock that have been awarded but not yet issued shall be immediately issued without regard to any restrictions, terms or conditions imposed by the Committee pursuant to the award and any restrictions placed on Restricted Stock that has been issued shall be released.

         The provisions of this Section shall only be applicable if, and only to the extent that, the application thereof does not conflict with any valid governmental statute, regulation or rule.

SECTION VII.     CONTINUANCE OF EMPLOYMENT

         Neither the Plan nor any agreement relating to any award of Restricted Stock shall impose any obligation on the Company or an Affiliate to continue to employ any employee.

SECTION VIII.    WITHHOLDING

         The Company shall have the right to withhold taxes, as required by law, from any transfer of Stock to an employee under the Plan or to collect, as a condition of such transfer, any taxes required by law to be withheld.

SECTION IX.      AMENDMENT OR TERMINATION OF THE PLAN

         The Board of Directors in its discretion may terminate the Plan at any time with respect to any shares of Stock which have not been awarded as Restricted Stock. The Board of Directors shall have the right to alter or amend the Plan or any part thereof from time to time; provided, that no such change may be made which would impair the rights of the recipient of Restricted Stock without the consent of such recipient; and provided, further, that the Board of Directors may not make any alteration or amendment which would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares of Stock which may be issued pursuant to the provisions of the Plan, or materially modify the requirements for participation in the Plan without the approval of the stockholders of the Company.

SECTION X.       EFFECTIVENESS AND EXPIRATION OF THE PLAN

         If adopted by the Board of Directors and approved by the vote of the holders of a majority of the stock of the Company entitled to vote thereon at a meeting of stockholders duly called and held for such purpose, or at an annual meeting thereof, the notice of which has specified that action is to be taken on the Plan, and the Committee shall have been advised by legal counsel for the Company that in the opinion of such counsel all applicable requirements of law precedent to its becoming effective have been fully met, then the Plan shall become effective on April 4, 1995, subject to shareholder approval, or as soon thereafter as the aforesaid requirements have been met. The Plan shall expire 20 years after the effective date of the Plan. If the stockholders of the Company fail so to approve the Plan, the Plan shall thereupon terminate and all awards of Restricted Stock under the Plan shall become void and of no effect. With respect to persons subject to Section 16 of the Securities Exchange Act of 1934 (the "1934 Act"), transactions under the Plan are intended to comply with applicable conditions of Rule 16b-3 or its successors under the 1934 Act. To the extent any provisions of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee or by the Board of Directors.

/X/ PLEASE MARK YOUR                                               SHARES IN YOUR NAME
    VOTES AS IN THIS
    EXAMPLE

                              WITHHOLD
                    FOR       AUTHORITY                                                                    FOR    AGAINST    ABSTAIN
1. ELECTION OF      / /         / /                           2. Adoption of the proposal to approve the   / /      / /        / /
   DIRECTORS:                                                    Company's Restricted Stock Plan.
   See Reverse
   Side.                                                      3. In their discretion, the proxies are authorized to vote upon such
   For, except vote withheld from the following nominee(s);      other business or matters as may properly come before the meeting or any adjournment thereof.
___________________________________________________________
                                                                 The undersigned hereby revokes any proxy or proxies heretofore given to represent or vote such Common Stock and hereby ratifies and confirms all action that said proxies, their substitutes, or any of them, might lawfully take in accordance with the terms hereof.

SIGNATURE ____________________________________________________________________   DATE ________________,1995

SIGNATURE IF HELD JOINTLY ____________________________________________________   DATE ________________,1995
NOTE:   This proxy should be signed exactly as name appears hereon. Joint owners should both sign. If signed           -----------
        as attorney, executor, guardian, or in some other representative capacity, or as an officer of a               SEE REVERSE
        corporation, please indicate full title or capacity. Please complete, date and return it in the                   SIDE
        enclosed envelope, which requires no postage if mailed in the United States.                                   -----------

P R O X Y

                               INTERVOICE, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael W. Barker and Daniel D. Hammond, and each of them, proxies with power of substitution in each, and hereby authorizes them to represent and to vote, as designated below, all shares of common stock of INTERVOICE, INC. (the "Company"), no par value per share ("Common Stock"), standing in the name of the undersigned at the close of business on June 7, 1995, at the annual meeting of shareholders to be held on July 26, 1995, at Dallas, Texas, and at any adjournment thereof and especially to vote on the items of business specified below, as more fully described in the notice of the meeting dated June 26, 1995, and the proxy statement accompanying the same, the receipt of which is hereby acknowledged.

1. Election of Directors, Nominees:  2. Proposal to approve the     3. Transact such other business
   Daniel D. Hammond                    Company's Restricted Stock     as may properly come before
   Michael W. Barker                    Plan.                          the meeting or any adjournment
   Joseph J. Pietropaolo                                               thereof.
   George C. Platt
   and Gerald F. Montry

This proxy when duly executed will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR NAMED ABOVE AND FOR EACH OF THE OTHER PROPOSALS SET FORTH ABOVE.

                 (Continued and to be signed on reverse side)